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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS CONSENT


We consent to the use of our reports dated March 29, 1996, relating to the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report was based in part on the reports of other auditors.


                                                      KPMG PEAT MARWICK LLP

Chicago, Illinois
October 30, 1996